Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Friday, July 25, 2008
SPARTECH ANNOUNCES RESIGNATION OF ITS GENERAL COUNSEL

ST. LOUIS, July 25, 2008 – Spartech Corporation (NYSE:SEH) a leading producer of plastics materials and packaging announced today that Jeffrey D. Fisher, its Senior Vice President, General Counsel resigned effective today to pursue other business opportunities.
We would like to thank Jeff for his contributions to the Company over the past nine years in his role as General Counsel and we wish him the best in his future endeavors. The Company has entered into a consulting arrangement with Mr. Fisher through October 31, 2008 and has initiated a formal search for his successor.
About the Company:
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with annual sales of approximately $1.4 billion.